Exhibit 10.28

Execution Version

ZEROFOX, INC.

STIFEL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of January 7, 2021, by and among STIFEL BANK, a Missouri state chartered bank (“Bank”), and ZEROFOX, INC. a Delaware corporation (“Borrower”), and Borrower’s subsidiaries, RBP FINANCIAL SERVICES, LLC, a Delaware limited liability company, ZEROFOX CHILE HOLDINGS, LLC, a Delaware limited liability company, and ZEROFOX INDIA HOLDING, LLC, a Delaware limited liability company (each a “Guarantor” and, collectively, “Guarantors”; Borrower and each Guarantor are each a “Loan Party” and, collectively, “Loan Parties”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Loan Party, whether or not earned by performance, and any and all credit insurance, guarantees, and other security therefor, as well as all merchandise returned to or reclaimed by such Loan Party and Loan Parties’ Books relating to any of the foregoing.

“Advance Rate” means five (5).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Aggregate Borrowing Limit” means Ten Million Dollars ($10,000,000).

“Agreement” has the meaning assigned in the preamble hereof.

“Ancillary Services Limit” means Two Million Dollars ($2,000,000).

“Annual Recurring Revenue” means annual Revenue committed under the terms of those contracts that arise in the ordinary course of Borrower’s and other Loan Parties’ businesses and all of the representations and warranties set forth in Section 5.4 hereof.

“Application” has the meaning assigned in Section 2.1(c) hereof.

“Bank” has the meaning assigned in the preamble hereof.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees associated, provided that, so long as no Event of Default has occurred and is continuing, such fees shall be limited to two (2) audits per year; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower” has the meaning assigned in the preamble hereof.

“Borrowing Base” means an amount equal to (a) Recurring Revenue multiplied by (b) the Advance Rate, each as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, however, that Bank has the right to decrease the Advance Rate in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks that are expected to adversely affect the Collateral or its value.

“Borrowing Base Certificate” means the form of document on Exhibit C attached hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Management Services” has the meaning assigned in Section 2.1(b) hereof.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Formula Revolving Line not to exceed Four Million Dollars ($4,000,000).

“Cash Management Usage Amount” means the aggregate of (a) the aggregate limits of corporate credit card services provided to Borrower by Bank, (b) the total amount of any automated clearing house processing reserves, and (c) any amounts outstanding or other reserves taken by Bank in connection with other Cash Management Services requested by Borrower and approved by Bank.

“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the IRC in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one (1) or more entities described in clause (a) of this definition, in each case of clauses (a) and (b), except where a guaranty by, grant of a Lien by, or pledge of two-thirds (2/3) or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC or other similar law, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors.

“Change in Control” means a transaction in which (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock of Borrower then outstanding ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, or (b) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital stock of Loan Parties.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto provided, that the Collateral shall not include (a) more than sixty-five percent (65%) of the stock, units, or other evidence of ownership of any CFC if the pledge of two-thirds (2/3) or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC or other similar law, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors or (b) any property or rights of Borrower as a lessee (to the extent disclosed in the Schedule) or licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute Collateral.

“Compliance Certificate” means the form of document on Exhibit D attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another Person; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Formula Revolving Line Advance, use of the Cash Management Sublimit, the International Sublimit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8 hereof.

“Foreign Exchange Reserve Percentage” has the meaning assigned in Section 2.1(c)(ii) hereof.

“Formula Revolving Line” means one (1) or more credit extensions of up to an aggregate principal amount of Ten Million Dollars ($10,000,000).

“Formula Revolving Line Advance” or “Formula Revolving Line Advances” means a cash advance or cash advances under the Formula Revolving Line.

“Formula Revolving Line Maturity Date” means January 6, 2024.

“FX Amount” has the meaning assigned in Section 2.1(c)(ii) hereof.

“FX Contracts” has the meaning assigned in Section 2.1(c)(ii) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Immaterial Subsidiary” means any Subsidiary designated by Borrower as an “Immaterial Subsidiary” provided that (a) each such Subsidiary does not own or possess more than Five Hundred Thousand ($500,000) in average daily balance of assets (other than uncollected accounts receivable not yet due and payable accruing in the ordinary course of business) during any consecutive thirty (30) day period, (b) all Immaterial Subsidiaries, in the aggregate, do not own or possess more than One Million Dollars ($1,000,000) in average daily balance of assets during any consecutive thirty (30) day period (other than uncollected accounts receivable not yet due and payable accruing in the ordinary course of business), and (c) without Bank’s express prior written consent, after the Closing Date, Borrower may designate no more than five (5) additional Immaterial Subsidiaries.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Loan Parties’ right, title, and interest in and to the following: Copyrights, Trademarks, and Patents; all trade secrets, all design rights, claims for damages by way of past, present, and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Trademarks, or Patents, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals, and extensions of any of the Copyrights, Trademarks, or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Formula Revolving Line not to exceed Four Million Dollars ($4,000,000).

“Inventory” means all inventory in which a Loan Party has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Loan Parties’ Books relating to any of the foregoing.

“Investment” means any beneficial ownership (including stock, partnership interest, or other securities) of any Person, or any loan, advance, or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” or “Letters of Credit” has the meaning assigned in Section 2.1(c)(i) hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Parties’ Books” means all of Loan Parties’ books and records including: ledgers; records concerning Loan Parties’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Loan Party” or “Loan Parties” has the meaning assigned in the preamble hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or condition (financial or otherwise) of Loan Parties and their Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations in accordance with the terms of the Loan Documents or otherwise perform its obligations under the Loan Documents, or (c) the value or priority of Bank’s security interests in the Collateral taken as a whole.

“Negotiable Collateral” means all letters of credit of which a Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Loan Parties’ Books relating to any of the foregoing.

“New Subsidiary” has the meaning assigned in Section 6.10 hereof.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Patriot Act” has the meaning assigned in Section 13.9 hereof.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Loan Parties in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards;

(f) Indebtedness that also constitutes a Permitted Investment;

(g) other unsecured Indebtedness in an amount not to exceed Two Hundred Fifty Thousand Dollars $250,000 at any time outstanding;

(h) intercompany Indebtedness created after the Closing Date, provided that for intercompany Indebtedness over $1,000,000, each Subsidiary obligor and each Subsidiary obligee under such Indebtedness, is or becomes a Loan Party under this Agreement;

(i) prepayment by any Subsidiary of intercompany Indebtedness owed by such Subsidiary to any Loan Party regardless if such Subsidiary is a Loan Party;

(j) other Indebtedness as otherwise explicitly permitted under this Agreement or approved in writing by Bank; and

(k) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Loan Parties.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts.

(c) any action permitted under Section 7.6(a) or Section 7.6(b).

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary;

(g) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors;

(h) Investments consisting of travel advances and employee relocation loans in the ordinary course of business, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding;

(i) Investments in any New Subsidiaries (including CFCs and Immaterial Subsidiaries), provided that each New Subsidiary otherwise meets the requirements of Section 6.10 hereof;

(j) Investments by Borrower in (i) ZeroFox Chile SpA (either directly or indirectly through ZeroFox Chile Holdings LLC), in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in the aggregate during any six-month period, (ii) ZeroFox UK Ltd in an aggregate amount not to exceed Four Million Dollars ($4,000,000) in the aggregate during any six-month period, and (iii) ZeroFox India Private Limited (either directly or indirectly through ZeroFox India Holding, LLC), in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate during any six-month period; provided that, no Investment made by Borrower in any of the entities described in this subsection within any six-month period shall prevent Borrower from making an Investment not to exceed the amounts described in this subsection in any other six-month period, regardless of whether such Investment is made prior to the Closing Date;

(k) Investments in any Immaterial Subsidiary (other than those permitted in clause (j)) in such amounts that would not cause the applicable Subsidiary to cease to qualify as an Immaterial Subsidiary;

(l) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(m) additional Investments that do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time outstanding.

“Permitted Liens” means the following:

(a) Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Loan Parties maintain adequate reserves therefor on the Loan Parties’ Books in accordance with GAAP;

(c) Liens (i) upon or in any equipment or software or other intellectual property which was not financed by Bank acquired or held by Loan Parties or any of their Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, software or other intellectual property or (ii) existing on such equipment at the time of its acquisition, provided the Lien is confined solely to the property so acquired and improvements thereon and the proceeds of such equipment, software or other intellectual property.

(d) Liens in favor of Bank;

(e) Liens incurred in connection with Subordinated Indebtedness;

(f) leasehold interests in leases or subleases and licenses granted in the ordinary course of business that do not interfere in any material respect with the business of the Borrower;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(h) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(i) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(j) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(k) (A) Liens on cash, cash equivalents and liquid funds securing obligations permitted under clause (e) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time; and

(l) Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase.

“Permitted Subordinated Debt” means Indebtedness owed by the Borrower and the other Loan Parties to Orix Growth Capital, LLC or any Affiliate or transferees or assignees thereof pursuant to documentation executed on the Closing Date.

“Permitted Transfer” has the meaning assigned in Section 7.1 hereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Prime Rate” means the Prime Rate published in the Money Rates section of The Wall Street Journal or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. For the avoidance of doubt, Bank may price loans to customers other than the Borrower at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Recurring Revenue” means Annual Recurring Revenue divided by 12.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c) and 12 C.F.R. 223.2.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Controller of Borrower.

“Revenue” means any amounts committed to the Borrower on any of its Subsidiaries under contract.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest, or other securities owned or held of record by Loan Parties directly in any Person; provided however, Shares shall not include the equity interests described in clause (a) of the definition of “Collateral”.

“Subordinated Debt” means (a) any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank), pursuant to a subordination or similar agreement by and among Borrower, Bank and the applicable subordinated lender, and (b) the Permitted Subordinated Debt.

“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the capital stock, membership units, or other securities which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by any Loan Party, either directly or through an Affiliate (collectively, “Subsidiaries”).

“Taxes” has the meaning assigned in Section 14.9 hereof.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Loan Parties connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned in Section 7.1 hereof.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms of this Agreement. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Formula Revolving Line Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request Formula Revolving Line Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Formula Revolving Line or (B) the Borrowing Base, minus, in each case and without duplication, the Cash Management Usage Amount and the aggregate amounts outstanding under the International Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Formula Revolving Line Maturity Date, at which time all Formula Revolving Line Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Formula Revolving Line Advances without penalty or premium.

(ii) Whenever Borrower desires a Formula Revolving Line Advance, Borrower will notify Bank no later than 3:00 p.m. Eastern time, on the Business Day that the Formula Revolving Line Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (B) by electronic mail or facsimile transmission, or (C) by delivering to Bank an advance request form in substantially the form of Exhibit B hereto (the “Advance Request Form”). Bank is authorized to make Formula Revolving Line Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer or without instructions if in Bank’s discretion such Formula Revolving Line Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Revolving Line Advances made under this Section 2.1(a) to Borrower’s deposit account.

(b) Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Formula Revolving Line and the Borrowing Base, Borrower may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services outstanding at any time shall not exceed the Cash Management Sublimit and that availability under the Formula Revolving Line shall be reduced by the Cash Management Usage Amount. In addition, Bank may, in its sole discretion, charge as Formula Revolving Line Advances any amounts that become due or owing to Bank in connection with the Cash Management Services and that are not paid as and when due under the applicable services agreements. If at any time the Formula Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates) shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(c) International Sublimit.

(i) Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Formula Revolving Line Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and, collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the International Sublimit less any FX Amount (as defined below) outstanding, and, for purposes of determining availability under the Formula Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Formula Revolving Line Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed a Formula Revolving Line Advance under Section 2.1(a). The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(ii) Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due no later than the Formula Revolving Line Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than the International Sublimit less the face amount of all outstanding Letters of Credit, and availability under the Formula Revolving Line shall be reduced by the FX Amount. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of Borrower’s exposure under FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time to be appropriate and customary. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

If at any time the Formula Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the International Sublimit on terms reasonably acceptable to Bank.

(d) [Reserved].

2.2 Overadvances; Ancillary Services Limit; Aggregate Borrowing Limit. If (a) the aggregate amount of the outstanding Formula Revolving Line Advances plus the Cash Management Usage Amount plus the aggregate amounts outstanding under the International Sublimit as provided in Section 2.1(c) exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, (b) the Cash Management Usage Amount plus the aggregate amounts outstanding under the International Sublimit as provided in Section 2.1(c) exceeds the Ancillary Services Limit at any time, or (c) the aggregate amount of all Credit Extensions exceeds the Aggregate Borrowing Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Formula Revolving Line Advances. Except as set forth in Section 2.3(b), the Formula Revolving Line Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (i) 1.00% above the Prime Rate or (ii) 4.50%.

(ii) [Reserved].

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay to Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four (4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the seventh (7th) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions, or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a Facility Fee equal to Fifteen Thousand Dollars ($15,000), which shall be nonrefundable;

(b) Unused Fee. A fee, payable quarterly in arrears three (3) Business Days after each quarter and on the Formula Revolving Line Maturity Date, in an amount equal to 0.25% per annum of the unused portion of the Formula Revolving Line (which, for the avoidance of doubt, is Ten Million Dollars ($10,000,000) until such time as it is increased in accordance with the definition of Formula Revolving Line) during such fiscal quarter, measured daily and averaged over such fiscal quarter, as reasonably determined by Bank; provided, however, that this fee will be waived if Borrower’s total outstanding Obligations, measured daily and averaged over such fiscal quarter, as reasonably determined by Bank, are greater than Seven Million Five Hundred Thousand Dollars ($7,500,000) during the applicable quarter; and

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank. Bank may, at its option, charge such Bank Expenses, including reasonable attorneys’ fees and expenses against any of Borrower’s deposit accounts or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations and Bank Expenses reimbursement obligations for which no claim has been made) are outstanding.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) an intellectual property security agreement for each Loan Party;

(e) a warrant to purchase stock;

(f) [Reserved];

(g) the certificates for the Shares together with stock powers or other instruments of assignment duly executed in blank;

(h) evidence that Borrower has opened and funded not less than $50,000 of its cash in deposit accounts held at Bank;

(i) agreement to provide insurance;

(j) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(k) financial statements of Loan Parties as of November 30, 2020;

(l) an Authorization for Automatic Debit; and

(m) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Advance Request Form, as provided in Section 2.1;

(b) a Borrowing Base Certificate as of the date of the Advance Request Form for the month most recently ended for the month Borrower was required to provide one under Section 6.3;

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Loan Party on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(d) Bank determines to its satisfaction that a Material Adverse Effect has not occurred.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Loan Party of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements, and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Loan Parties from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Loan Party authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Loan Parties’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Loan Parties’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral. The first such audit to commence within thirty (30) days of the Closing Date. Based on the results of the audits Bank may, in its good faith business judgment, decrease the Advance Rate, including decreasing the Advance Rate to zero (0).

4.4 Pledge of Shares. Each Loan Party hereby pledges, assigns, and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates, if any, for the Shares will be delivered to Bank, accompanied by stock powers or another instrument of assignment duly executed in blank by such Loan Party. To the extent required by the terms and conditions governing the Shares, the applicable Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, the applicable Loan Party shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers, and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver, or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Due Organization and Qualification. Each Loan Party is a corporation or limited liability company duly existing under the laws of its state of incorporation or formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, provided such a failure to qualify in such state could reasonably be expected to have a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Loan Party’s Certificate of Incorporation or Bylaws, or Certificate of Organization or Formation or Limited Liability Company or Operating Agreement, as applicable, nor will they constitute an event of default under any material agreement to which any Loan Party is a party or by which any Loan Party is bound. No Loan Party is in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Each Loan Party and each Subsidiary has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Contracts. The contracts that generate fees included in the calculation of Recurring Revenue are in full force and effect as of the date of such inclusion. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any counterparty to a contract that generates fees included in the calculation of Recurring Revenue.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property Collateral. Each Loan Party is the sole owner of its Intellectual Property Collateral, except for non-exclusive licenses granted by it to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, no Loan Party is a party to, or bound by, any agreement that restricts the grant by such Loan Party of a security interest in such Loan Party’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof. The chief executive office of Loan Parties is located at the address indicated in Article 10 hereof. Each Loan Party’s Inventory and Equipment is located only at the location set forth in Article 10 hereof.

5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on such Loan Party’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements relating to Loan Parties and any Subsidiaries that Bank has received from Loan Parties fairly present in all material respects Loan Parties’ financial condition as of the date thereof and Loan Parties’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Loan Parties since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency; Payment of Debts. Each Loan Party is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Loan Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Loan Party is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11 Regulatory Compliance. Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from any Loan Party’s failure to comply with ERISA that could result in any Loan Party incurring any material liability. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. No Loan Party has violated in any material respects any statutes, laws, ordinances, or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12 Environmental Condition. Except as disclosed in the Schedule, no Loan Party’s or any Subsidiary’s properties or assets have ever been used by any Loan Party or any Subsidiary or, to the best of each Loan Party’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to the best of any Loan Party’s knowledge, no Loan Party’s properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Loan Party or any Subsidiary; and no Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by any Loan Party or any Subsidiary resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14 Subsidiaries. No Loan Party owns any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Each Loan Party and each Subsidiary has obtained all material consents, approvals, and authorizations of, made all declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of each Loan Parties’ business as currently conducted.

5.16 Accounts. Except as permitted by Section 6.7 and maintained in accordance with Section 7.7, no Loan Party’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.

5.17 Shares. Except as set forth in the Schedule, each Loan Party has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit any Loan Party from pledging the Shares pursuant to this Agreement. To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect, to the Shares. The Shares have been and will be duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of reasonable grounds for the institution of any such proceedings. Except for certificates of Shares delivered to Bank, if any, no interest in any limited liability company or limited partnership controlled by any Loan Party is represented by a certificate. With respect to each limited liability company or limited partnership controlled by any Loan Party whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.18 Full Disclosure. No representation, warranty, or other statement made by any Loan Party in any certificate or written statement furnished to Bank, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading at the time such statement was made or deemed made.

6. AFFIRMATIVE COVENANTS.

Each Loan Party shall do all of the following:

6.1 Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Loan Parties’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited (or other such level of attestation required by Borrower’s board of directors) consolidated financial statements of Loan Parties prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports, and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (e) as soon as available, but in any event within forty-five (45) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets, and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year, together with any related business forecasts used in the preparation of such annual financial projections (and, if annual financial projections and related business forecasts are approved by Borrower’s Board of Directors, then the projections and forecasts delivered under this clause (e)(ii) shall be those that are approved by the Board of Directors); and (f) such budgets, sales projections, operating plans, or other financial information as Bank may reasonably request from time to time.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with (w) aged listings of accounts receivable and accounts payable, (x) monthly Recurring Revenue and (y) such other key performance indicators reasonably requested by Bank.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action which Borrower has taken or proposes to take with respect thereto.

6.4 Inventory; Returns. Each Loan Party shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Loan Party and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist at the time of the execution and delivery of this Agreement. Each Loan Party shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute, or claim involves more than One Hundred Thousand Dollars ($100,000).

6.5 Taxes. Each Loan Party shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Loan Party will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or such Loan Party and Subsidiary has made such payments or deposits; provided that no Loan Party or Subsidiary needs to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or Subsidiary.

6.6 Insurance.

(a) Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the date hereof. Each Loan Party shall also maintain insurance relating to such Loan Party’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Loan Party’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, each Loan Party shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7 Accounts. Within forty-five (45) days of the Closing Date, each Loan Party and any Subsidiary thereof that maintains its primary accounts in the United States of America shall maintain its primary depository, operating, and investment accounts with Bank. Each Loan Party shall use commercially reasonable efforts to utilize and shall cause each of its Subsidiaries to use commercially reasonable efforts to utilize Bank’s International Banking Division for any international banking services required by such Loan Party, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.

6.8 Financial Covenants. Borrower shall maintain the following financial ratios and covenants:

(a) Annual Recurring Revenue. Measured quarterly Borrower shall achieve Annual Recurring Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods. For subsequent reporting periods, Bank and Borrower hereby agree that, on or before March 14th of each year during the term of this Agreement, Borrower shall provide Bank with a budget for such year (and, if the budget is approved by Borrower’s Board of Directors, then the budget delivered under this Section 6.8(a) shall be that which is approved by the Board of Directors) which shall be deemed reasonably acceptable to Bank, and Bank and Borrower shall use that budget to jointly agree in good faith to the minimum Annual Recurring Revenue amounts for such year (and if Bank and Borrower cannot agree, the Annual Recurring Revenue from the prior fiscal year shall be the Annual Recurring Revenue for the applicable fiscal year), with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute by March 31st of such year; provided that minimum Annual Recurring Revenue for the Borrower’s fiscal year 2022 shall be at least $63,000,000.

Reporting Period Ending	Minimum Annual Recurring Revenue
April 30, 2021	$45,505,000
July 31, 2021	$48,115,000
October 31, 2021	$54,424,000
January 31, 2022	$63,000,000

(b) Indebtedness Ratio. At all times, Borrower’s aggregate Indebtedness (inclusive of Subordinated Debt) shall not exceed a ratio of one-to-one (1:1) to Borrower’s then-current Annual Recurring Revenue.

6.9 Intellectual Property Rights.

(a) Each Loan Party shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than thirty (30) days’ prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and, upon the request of Bank, file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (w) a copy of such applications or registrations, without the exhibits, if any, thereto, (x) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (y) the date of such filing.

(b) Bank may audit each Loan Party’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at such Loan Party’s sole expense, any actions that such Loan Party is required under this Section 6.9 to take but which such Loan Party fails to take, after fifteen (15) days’ notice to such Loan Party. Such Loan Party shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10 Creation/Acquisition of Subsidiaries. In the event that any Loan Party creates or acquires any Subsidiary, such Loan Party shall promptly notify Bank of such creation or acquisition, and such Loan Party shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the Closing Date during the term of this Agreement): (a) to cause such New Subsidiary, if such New Subsidiary is not a CFC or an Immaterial Subsidiary, to become a Loan Party under this Agreement, and (b) to grant and pledge to Bank a perfected security interest in the Shares held by such Loan Party in any such New Subsidiary.

6.11 Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12 Post-Closing.

(a) Loan Parties shall deliver to Bank original wet-ink signatures of all Loan Documents executed by the Loan Parties within seven (7) days of the Closing Date.

(b) Bank to engage a third-party (at Borrower’s expense) to perform an audit of the Collateral, the results of which shall be satisfactory to Bank, within thirty (30) days of the Closing Date. The Collateral audit shall focus on existing customer contracts and historic books and records of the Loan Parties.

7. NEGATIVE COVENANTS.

No Loan Party will do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, other than: (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of any Loan Party or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States of America in the ordinary course of business; (c) Transfers of worn-out or obsolete equipment in the ordinary course of business; or (d) Transfers to non-U.S. Subsidiaries that constitute Permitted Investments (clause (a) through clause (d), collectively, the “Permitted Transfers”).

7.2 Change in Business; Change in Control or Executive Office. Engage, as its primary business, in any business, or permit any of its Subsidiaries to, when taken on the whole and not individually, engage in any business as their primary business, other than the businesses currently engaged in by Loan Parties and any business similar or related thereto (or incidental thereto) or suffer or permit a Change in Control; or without thirty (30) days’ prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or, without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization other than mergers or consolidations of: (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party so long as, if one party to such merger or consolidation is a Loan Party, the surviving entity of such merger or consolidation is a Loan Party or (b) a Loan Party into another Loan Party, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than another Loan Party or as otherwise provided in this Agreement.

7.4 Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation its Intellectual Property Collateral) not discharged within sixty (60) days of their filing or Liens, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens (provided, further, that any erroneous filing of a UCC-1 or similar instrument is not considered a lien provided no security was granted by Borrower with respect to the subject matter of such filing), or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation its Intellectual Property Collateral), or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Loan Party may (a) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to such Loan Party regardless of whether an Event of Default exists, (c) pay dividends or make other distributions to any other Loan Party or any Subsidiary thereof, the proceeds of which are used to pay salaries and wages in the ordinary course of business consistent with past practice, (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank (except (a) as expressly permitted in Section 6.7, (b) that no account control agreement will be required during the forty-five (45) day period immediately following the Closing Date, (c) that a Loan Party may maintain deposit accounts or accounts holding investment property not covered by an account control agreement so long as such accounts are outside of the United States of America, and (d) that no account control agreement will be required for the accounts of Immaterial Subsidiaries; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to any Loan Party.

7.8 Transactions With Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party except for transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a non-affiliated Person. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (a) to purchase any asset or securities (i) issued by any Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (iii) sold by any Reg W Affiliate of Bank acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (b) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (c) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt in any manner adverse to Bank as senior secured lender to Borrower without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment in excess of One Hundred Thousand Dollars ($100,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or at any location where Collateral is in excess of One Hundred Thousand Dollars ($100,000) unless the landlord has been notified of the Bank’s security interest and Bank has received a landlord waiver in form and substance satisfactory to Bank, duly executed by such Loan Parties and such landlord.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act in any material respect, or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8. EVENTS OF DEFAULT.

Any one (1) or more of the following events shall constitute an event of default under this Agreement (each an “Event of Default”).

8.1 Payment Default. If Borrower or any other Loan Party fails to pay, when due, any of the Obligations; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay.

8.2 Covenant Default.

(a) If any Loan Party fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Bank and, as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within fifteen (15) days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the fifteen (15)-day period or cannot after diligent attempts by such Loan Party be cured within such fifteen (15)-day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed an additional thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or Person acting in a similar capacity, individually or in the aggregate, with a value of at least Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect, and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged, or rescinded within twenty (20) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the Loan Parties’ business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of the Loan Parties’ collective assets, or if a notice of lien, levy, or assessment is filed of record with respect to a material portion or segment of the Loan Parties’ collective assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after any Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which any Loan Party is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

8.7 Judgments. If a judgment or judgments for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier) in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Loan Party and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); and

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one (1) or more of the following, all of which are authorized by each Loan Party:

(a) declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Bank reasonably considers advisable;

(d) make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Loan Party’s owned premises, such Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Bank, or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Bank;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. In addition, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 hereof, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and applicable law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one (1) right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Effective only upon the occurrence and during the continuation of an Event of Default, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Loan Party may in any way be liable.

9.8 Compliance With Applicable Law. Bank shall comply with all applicable laws in taking any actions and exercising remedies contemplated or permitted by this Section 9.

10. NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to a Loan Party:

ZEROFOX, INC.

1834 S. Charles St.

Baltimore, MD 21230

Attention: [***]

email: [***]

Telephone: [***]

With a copy (not constituting notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

email: [***]

Attention: Anthony J. Rosso, Esq.

Telephone: [***]

If to Bank:	STIFEL BANK [***] Attn: [***] EMAIL: [***]

11. GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and that none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.

12. JURISDICTION AND JURY TRIAL WAIVER.

12.1 Each Loan Party hereby irrevocably consents that any suit, legal action, or proceeding against such Loan Party or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as Bank may elect, and by execution and delivery of this Agreement, each Loan Party hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Loan Party hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2 Each Loan Party hereby irrevocably waives any objection which such Loan Party may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including, without limitation, any state or federal court located in the Southern District of New York chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.

12.3 Each Loan Party hereby irrevocably agrees that any suit, legal action or proceeding commenced by any Loan Party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.

12.4 Each Loan Party hereby waives any defense or claim based on marshaling of assets or election or remedies or guarantees.

12.5 Each Loan Party and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of any Loan Party or this Agreement or any other Loan Document.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Borrower acknowledges and agrees that, upon three (3) Business Days’ prior written notice thereof (which notice shall set forth the name, address and taxpayer identification number of the transferee and the Person(s) that control the transferee) (i) Bank has the right to sell, transfer, negotiate or assign, in whole or in part, any interest in, this Agreement and the other Loan Documents, and Bank’s rights, obligations, and benefits under this Agreement and the other Loan Documents to any Person that is not (and does not hold a material interest in) any competitor of Borrower (as determined by Borrower), and (ii) Bank may at any time and from time to time sell participating interests in the loans described herein to other Persons that are not (and do not hold a material interest in) any competitor of Borrower (as determined by Borrower). Borrower shall notify Bank within three (3) Business Days after receipt of the foregoing written notice if Borrower determines the proposed transferee is (or holds a material interest in) a competitor of Borrower, whereupon Bank shall not consummate the proposed sale, transfer, participation or assignment and any purported sale, transfer, participation or assignment that is not made strictly in accordance with this Section 13.1 shall be null and void (and if Borrower provides no notice to Bank within such three (3)-Business Day period, then Borrower will be deemed to have provided notice of consent to the proposed sale, transfer, participation or assignment).

13.2 Indemnification. Borrower shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Loan Party whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all Obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format, or any similar format, is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement and such signature pages shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Borrower hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of Missouri.

13.7 Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Loan Parties, (b) to prospective transferees or purchasers of any interest in the Loans, (c) as required by law, regulations, rule, or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Patriot Act Notice. Bank notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies such Loan Party, which information includes names and addresses and other information that will allow Bank to identify such Loan Party in accordance with the Patriot Act.

13.10 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

14. GUARANTY.

14.1 For and in consideration of the Credit Extensions by Bank to Borrower hereunder, and acknowledging that Bank would not enter into this Agreement without the benefit of this guaranty, each Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts that Borrower owes to Bank under this Agreement and performance by Borrower of this Agreement and the other Loan Documents in strict accordance with their respective terms. This guaranty is a continuing guaranty that covers, without limitation, new debts incurred by Borrower under the Loan Documents.

14.2 If Borrower does not pay any amount or perform its Obligations in strict accordance with the Loan Documents, each Guarantor shall immediately pay all amounts due thereunder (including, without limitation, all principal, interest, and fees) and otherwise proceed to complete the same and satisfy all of Borrower’s Obligations under the Loan Documents.

14.3 The obligations hereunder are joint and several, and the obligations hereunder are independent of the Obligations of Borrower and any other Person or entity, and a separate action or actions may be brought and prosecuted against any Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Each Guarantor waives the benefit of any statute of limitations affecting their liability hereunder, or the enforcement thereof, to the extent permitted by law. Guarantors’ liability under this guaranty is not conditioned or contingent upon the genuineness, validity, regularity, or enforceability of the Loan Documents.

14.4 Each Guarantor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Loan Documents or any part thereof; (b) take and hold security for the payment of this guaranty or the Loan Documents, and exchange, enforce, waive, and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

14.5 Each Guarantor waives any right to require Bank to (a) proceed against Borrower, any other guarantor or any other Person; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantors hereunder. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Each Guarantors waives any setoff, defense, or counterclaim that Borrower may have against Bank. Each Guarantor waives any defense arising out of the absence, impairment, or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower owes to Bank have been paid in full, no Guarantor shall have any right of subrogation or reimbursement, contribution, or other rights against Borrower, and each Guarantor waives any right to enforce any remedy that Bank now has or may hereafter have against Borrower. Each Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty and of the existence, creation, or incurring of new or additional indebtedness. Guarantors assume the responsibility for being and keeping themselves informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any Obligation of Borrower, warrant to Bank that they will keep so informed and agree that, absent a request for particular information by a Guarantor, Bank shall not have any duty to advise any Guarantor of information known to Bank regarding such condition or any such circumstances. Each Guarantor waives any benefits that it has that permits a subordinating creditor to assert suretyship defenses or that gives a subordinating creditor rights to require a senior creditor to marshal assets. No Guarantor will assert any such defense or right.

14.6 If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition, or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or Obligations under the Loan Documents are terminated or rejected or any Obligation of Borrower is modified or abrogated, or if Borrower’s Obligations are otherwise avoided for any reason, each Guarantor agrees that its liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy, or reorganization of Borrower, any Guarantor, or otherwise, as though such payment had not been made.

14.7 Any indebtedness of Borrower now or hereafter held by a Guarantor is hereby subordinated to any indebtedness of Borrower to Bank; and such indebtedness of Borrower to a Guarantor shall be collected, enforced, and received by such Guarantor as trustee for Bank and be paid over to Bank on account of the indebtedness of Borrower to Bank but without reducing or affecting in any manner the liability of any Guarantor under the other provisions of this guaranty.

14.8 Each Guarantor agrees to pay all Bank Expenses which may be incurred by Bank in the enforcement of this guaranty. No terms or provisions of this guaranty may be changed, waived, revoked, or amended without Bank’s prior written consent. Should any provision of this guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed in connection with this guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any of the terms hereof. There are no conditions to the full effectiveness of this guaranty. Bank may assign this guaranty without in any way affecting any Guarantor’s liability under it. This guaranty shall inure to the benefit of Bank and its successors and permitted assigns. This guaranty is in addition to the guarantees of any other guarantors and any and all other guarantees of Borrower’s indebtedness or liabilities to Bank.

14.9 All payments made by a Guarantor hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature now or hereafter imposed by any governmental authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Bank is located or any subdivision thereof or therein) and all interest, penalties, or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments, or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Guarantors agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this guaranty, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein and in this Agreement.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

ZEROFOX, INC.

By:	/s/ James C. Foster
Name: James C. Foster
Title: Chief Executive Officer and President

WITNESS:

By:	/s/ Tim Bender
Title: Corporate Secretary

RBP FINANCIAL SERVICES, LLC

By:	/s/ Tim Bender
Title: Manager

WITNESS:

By:	/s/ James C. Foster
Title: Corporate Secretary

ZEROFOX CHILE HOLDINGS, LLC

By:	/s/ James C. Foster
Title: Authorized Person

WITNESS:

By:	/s/ Tim Bender
Title: Authorized Person

[Signature Page to Loan and Security Agreement]

ZEROFOX INDIA HOLDING, LLC

By:	/s/ James C. Foster
Title: Authorized Person

WITNESS:

By:	/s/ Tim Bender
Title: Authorized Person

STIFEL BANK

By:	/s/ James C. Binz
Title: Executive Vice President/CCO

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	ZEROFOX, INC.
RBP FINANCIAL SERVICES, LLC
ZEROFOX CHILE HOLDINGS, LLC
ZEROFOX INDIA HOLDING, LLC

SECURED PARTY:	STIFEL BANK

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Debtors whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

A-1

EXHIBIT B

ADVANCE REQUEST FORM

EXHIBIT C

BORROWING BASE CERTIFICATE

EXHIBIT D

COMPLIANCE CERTIFICATE

SCHEDULE OF EXCEPTIONS